EXHIBIT 10.46

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is entered into as of March 16, 2016 (the “Effective Date”), by and between Social Reality, Inc., a Delaware corporation (the “Company”) and Rahul Thumati, an individual (“Employee”). The parties hereby agree as follows:

In consideration of their mutual promises and covenants set forth herein, and intending to be legally bound hereby, Company and Employee agree as follows:

1.

Employment.  The Company shall employ Employee as the Chief Financial Officer to provide the services as are customary for a public company CFO. Employee hereby accepts employment, upon the terms and conditions hereinafter set forth. The Employee shall devote 100% of his time to the business and operations of the Company.

2.

Term.  The Company shall employ Employee for a two year period starting on April 13, 2016 and continuing until the second annual anniversary date of such start date (the “Term”).

3.

Duties of Employee.  Employee shall render such duties and services for the Company or its affiliated entities as the Company or its affiliated entities may from time to time request. Employee agrees to serve the Company faithfully and perform such duties and services using his best effort and abilities. Employee agrees to devote his full-time attention and energies exclusively to the business of the Company and to the performance of his duties and services, and to act at all times in the best interests of the Company. Employee agrees to conduct himself at all times in a business-like and professional manner as appropriate for a person in Employee's position and to represent the Company in all respects in a manner that comports with sound business judgment in the highest ethical standards. Employee will be subject to abide by the Employee Handbook and all policies and procedures of the Company and its affiliated entities, as adopted and revised by the Company and its affiliated entities, from time to time. Employee shall be subject to the direction of the Company, which shall retain full control over the means and methods by which Employee performs his duties and the above services.

4.

Compensation.  As remuneration to Employee for his services, the Company shall compensate Employee as follows;

a.

Salary.  Effective as of the date of this Agreement, the Employee shall be paid an annual base salary (“Base Salary”) of One Hundred Eighty Dollars ($180,000.00) made payable in accordance with the Company's normal payroll practices and subject to all required withholdings, as they may be modified from time to time. The Base Salary shall be paid to Employee on a twice a month basis. The Employee's Base Salary shall be reevaluated on an annual basis.

b.

Signing Bonus.  In addition to Employee's Base Salary, Employee shall be paid an additional Five Thousand Dollar ($5,000.00) bonus 30 days after the timely filing per SEC Guidelines of the 10Q Quarterly Report and the 10K Annual Report (“Signing Bonus”). The Signing Bonus is payable in conformity with the Company's normal payroll practices and subject to all required withholdings, as they may be modified from time to time.

c.

Discretionary Bonus.  At the sole discretion of the Board of Directors (“Board”), the Employee shall be eligible to receive an annual discretionary bonus (“Discretionary Bonus”). Any Discretionary Bonus shall be paid in conformity with the Company's normal payroll practices and subject to all required withholdings, as they may be modified from time to time. Any

Discretionary Bonus shall be paid to Employee on an annual basis at the end of the Company's Fiscal Year. This provision does not guarantee or entitle the Employee to a Performance Bonus, the award of which is entirely discretionary.

d.

Restricted Stock Grant.  The Company shall grant to the Employee an initial restricted stock grant pursuant to the Company’s 2016 Equity Compensation Plan (“Plan") of 50,000 shares of Class A common stock, vesting in equal quarterly amounts in arrears over the period of one year commencing on April 13, 2016 (“Initial RSU Grant”), subject to the continued employment of the Employee. The Company shall also grant to Employee a second restricted stock grant pursuant to the Company's 2016 Equity Compensation Plan (“Plan”) of 50,000 shares of Class A common stock, vesting in equal quarterly amounts in arrears over the period of one year commencing on April 13, 2017 (“Second RSU Grant”), subject to the continued employment of the Employee. The terms and conditions of the Initial RSU Grant and Second RSU Grant shall be memorialized in a separate writing, a copy of the form of which is attached hereto as Exhibit A and incorporated herein by such reference, and shall be governed by the terms of the Plan. The First RSU Grant and Second RSU Grant are subject to the limitations of sale that is outlined in Exhibit A.

e.

Employee Benefits.  The Employee shall be entitled to participate in all benefit programs of the Company existing as of the Effective Date of the Agreement or hereafter made available to other Company executives, including, but not limited to, pension and other retirement plans, group life insurance, hospitalization, surgical and major medical coverage, sick leave, disability and salary continuation, vacation and holidays, long-term disability, and other fringe benefits in accordance with Company’s policies that may be modified, changed, reduced or eliminated from time to time.

f.

Expenses.  Employee shall be entitled to receive reimbursement from the Company for all reasonable business expenses actually incurred by or paid by him in connection with his services hereunder, which constitute tax deductible expenses in accordance with Company’s reimbursement policies that may be modified from time to time, upon presentation of expense statements or such other supporting information as the Company may customarily require of its employees. These expenses include, but are not limited to reimbursement for continuing education for maintaining of CPA and for CFO seminars, not to exceed at total of $10,000 per year, as well as a company cellular· phone in accordance with Company 's policies that may be modified from time to time.

g.

Paid Time Off.  Employee shall be entitled to earn fourteen (14) days of Paid Time Off (“PTO”) per calendar year during the Term. Employee’s Paid Time Off is subject to a fourteen (14) day maximum accrual. Employee’s PTO shall be governed in accordance with Company policy, as it may be modified from time to time. PTO can be used for vacation, illness, injury, domestic violence, sexual assault and stalking as governed by California law. The dates of April 29, 2016 and the week of May 23, 2016 through May 27, 2016 have been agreed upon in advance as vacation dates for Employee. Employee shall use reasonable judgment with regard to appropriate vacation scheduling for dates beyond those set forth herein.

5.

Termination of Employment.

a.

Death or Disability.  This Agreement and the Employee’s employment hereunder shall be terminated by the death or Disability (as hereinafter defined) of the Employee. In the event of the death of the Employee during the Term, the Base Salary shall be paid to the Employee's designated beneficiary, or, in the absence of such designation, to the estate or other legal representative of the Employee, through the date of the Employee’s death. In the event of the Employee’s Disability, the Employee shall be entitled to compensation in accordance with the Company's disability compensation practice for employees, if any, but in all events the Employee shall continue to receive the Base Salary through the date on which the Disability has been deemed to occur as hereinafter provided. “Disability”, for the purposes of this Agreement, shall be deemed to have occurred in the event (A) the Employee is unable by reason of sickness or accident, to perform the Employee's duties under this Agreement for an aggregate of sixty (60) days in any consecutive six (6) month period, or (B) the Employee has a guardian of the person or estate appointed by a court of competent jurisdiction. “Termination due to Disability” shall be deemed to have occurred upon the first day of the month following the determination of Disability as defined in the preceding sentence. Notwithstanding anything contained herein to the contrary, the Company is not obligated to adopt or continue any disability compensation practices for its employees, including the Employee.

b.

Termination by the Company for Cause.

i.

Nothing herein shall prevent the Company from terminating the Employee for “Cause,” as hereinafter defined. The Employee shall continue to receive the Base Salary then in effect only for the period through the date of such termination. Any rights and benefits the Employee may have in respect of any other compensation shall be determined in accordance with the terms of such other compensation arrangements or such plans or programs.

ii.

“Cause” shall mean and include those actions or events specified below in subsections (A) through (D) to the extent the same occur, or the events constituting the same take place, subsequent to the date of execution of this Agreement: (A) committing or participating in an injurious act of, gross neglect or embezzlement against the Company; (B) committing or participating in any other injurious act or omission wantonly, willfully, recklessly or in a manner which was grossly negligent against the Company, monetarily or otherwise; (C) engaging in a criminal enterprise involving moral turpitude; (D) a material breach by Employee of any of the covenants, representations and warranties contained herein; or (E) the Employee being charged with or a conviction of an act or acts constituting a felony under the laws of the United States or any state thereof.

iii.

Notwithstanding anything else contained in this Agreement, this Agreement will not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Employee a notice of termination stating that the Employee committed one of the types of conduct set forth in this Section 6(b) contained in this Agreement and specifying the particulars thereof and the Employee shall be given a fifteen (15) day period to cure and the manner in which he may cure same, if possible.

c.

Termination by the Company Other than for Cause.  The foregoing notwithstanding, the Company may terminate the Employee's employment for whatever reason it deems appropriate; provided, however, that in the event such termination is not based on Cause, as provided in Section 6(b) above, the Company may terminate this Agreement upon giving (2 Weeks) prior written notice. During such 2 week period, the Employee shall continue to perform the Employee's duties pursuant to this Agreement, and the Company shall continue to compensate the Employee in accordance with this Agreement. At the end of such notice period, the Employee will receive a lump sum equal to his Base Salary at the time of such termination multiplied by the number of months remaining in the Term as well as payment of any unpaid portion of the Signing Bonus, all unused vacation days through the date of termination and an immediate transfer of all vested shares to Employee pursuant to the RSU Grant.

d.

Resignation for Good Reason.  In the event that the Employee resigns for “Good Reason” (defined below), then the Employee shall be entitled to no compensation or other benefits of any kind whatsoever, other than: the Employee's vested stock options and/or restricted shares as of the termination date.

i.

“Good Reason” shall mean the occurrence of any of the following: (a) a material change in the Employee's authority, functions, duties or responsibilities, which would cause his position with the Employer to become of less responsibility, importance or scope than his position on the date of this Agreement (other than during any period of illness or disability): (b) a breach by the Employer of a material term of the Agreement; (c) the relocation of the Employee's principal office location, without the Employee's consent, to a location that is at least forty (40) miles from the prior location with the Employee's consent; (d) any reduction, without Employee's consent, of Employee's Base Salary; provided, however, that the Employee must notify the Employer within ninety (90) days of the occurrence of any of the foregoing conditions that he considers it to be a “Good Reason” condition and provide the Employer with at least thirty (30) days in which to cure the condition. If the Employee fails to provide this notice and cure period prior to his resignation, or resigns more than six (6) months after the initial existence of the condition, his resignation will not be deemed to be for “Good Reason.”

6.

Confidential Information, Proprietary Information, and Non-Disclosure.  The Employee agrees that he will be a recipient of confidential and propriety information treated, designed, gathered, ordered by, and conceived by the Company or prepared by a third party such as a client, attorney, employee, owner, shareholder, member, manager, lender, or representative for the Company's business purposes.

The Employee agrees that the dissemination of such information to any other party could cause significant harm to the Company.

The Company is willing to disclose information to the Employee subject to the conditions and terms hereinafter set forth.

a.

Confidential Information.  For purposes of this Agreement, Confidential Information shall mean all Company information both written and oral, involving the Company's business, including but not limited to:  business plans, strategic and development plans, contracts, financial arrangements, budgets, financial statements, products and services, financial condition, pricing data, gross profit margin, co-developer identities, data, business records, actual and potential customer lists, project records, correspondence, market reports, sales and marketing information, advertising sources, employee lists and employee information, employee personnel files, suppliers and vendor lists, recipes, formulas, business manuals, policies and procedures, methods of production (including quality control and packaging), ideas, concepts, systems, practices, methods, techniques, processes, studies, technologies, technical designs, schematics, tool designs, inventions, discoveries or theories and any other information which may be disclosed by the Company or to which the Employee may be provided access by the Company or others in accordance with this Agreement or which is generated as a result of or in connection with the Company's business purposes which is generally not made available to the public.

b.

Proprietary Information.  For purposes of this Agreement, Proprietary Information shall mean all Company intellectual property, customer relationships, personnel, or sales, marketing, and financial operations and methods, trade secrets, formulas, devices, secret inventions, processes, and other compilations of information, records, and specifications, confidential or trade secret information (including but not limited to “trade secrets” as defined in Section 3426.1 of the California Civil Code) (collectively “Proprietary Information”). The Company and any of its affiliates shall have the exclusive, worldwide rights and ownership to Employee's contribution to all Proprietary Information, as well as the exclusive worldwide rights to reproduce, adapt, publish, market, distribute, sell, license and display Employee's contribution to any and all Proprietary Information. These rights may be exercised by the Company through the Company or any of its affiliates. Nothing contained in this

Agreement shall be construed as an assignment or grant to Employee of any right, title, or interest in or to any Proprietary Information, it being understood that all rights relating thereto owned by the Company are reserved by the Company. Employee is deemed to have simultaneously assigned, transferred, and conveyed to the Company any trade rights, trademark, service mark, or copyright, equities, good will, titles, or other rights in and to Employee's contribution to Proprietary Information, including which may have been obtained or created by Employee's contribution to any and all Proprietary Information during the employment relationship. Any such assignment, transfer or conveyance shall be made without other considerations.

c.

Employee's Obligations.  Employee promises and agrees to hold the Confidential Information and Proprietary Information including any such information developed by Employee for the Company in confidence.

Employee further promises and agrees:

i.

to protect and safeguard the Confidential Information and Proprietary Information against unauthorized use, publication, or disclosure and not disclose same to any person or entity other than employees or agents of Employee who need to know the Confidential Information and Proprietary Information and in those instances only to the extent justifiable by that need,

ii.

not to use any of the Confidential Information and Proprietary Information except for the business purposes of the Company,

iii.

not to, directly or indirectly reveal, report, publish, disclose, transfer or otherwise use any of the Confidential Information and Proprietary Information for any purpose whatsoever except as specifically authorized by the Company in accordance with this Agreement,

iv.

to keep record of the Confidential Information and Proprietary Information furnished by the Company and its location and to retain upon request of the Company, all Confidential Information and Proprietary Information received in written or tangible form, including copies or reproductions within ten (10) days of such request,

v.

that in the event the Employee becomes legally compelled by deposition, interrogation, subpoena, civil investigative demand or similar process to disclose any of the Confidential Information and Proprietary Information, the Employee so compelled shall provide the Company with prompt prior written notice of such requirement so the Company m ay seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that the Company does not obtain Protective Order, the Employee agrees to furnish only the portion of the Confidential Information and Proprietary Information, which it is advised by written opinion of counsel is legally required,

vi.

that Employee shall have no right to assign its rights under this Agreement, whether expressly or by operation or law, without the written consent of the Company. The Agreement and Employee's obligations hereunder shall be binding on Representatives, permitted assigns, and successors or Employee and shall inure to the benefit of the representatives, assigns and successors of the Company.

d.

Exceptions.  The confidentiality obligations hereunder shall not apply to:

i.

information which is, or later becomes lawfully obtainable from other non-confidential sources,

ii.

information that was known to Employee prior to the disclosure thereof by Company to Employee, as evidenced by written records,

iii.

information that the company waives the Employee's duty as to the confidentiality in writing.

e.

No Right To Confidential Information Or Proprietary Information.  Employee hereby agrees and acknowledges that no license, either express or implied, is hereby granted to Employee by the Company to use any of the Confidential Information and Proprietary Information and that all Confidential Information and Proprietary Information, even if created by Employee shall be the exclusive property of the Company and the Employee has no right or title thereto. Company makes no representation or warranty as to the accuracy of completeness of the Confidential Information and Proprietary Information and Employee agrees that Company and its employees and agents shall have no liability to Employee resulting from any use of the Confidential Information and Proprietary Information.

f.

Indemnification.  Employee agrees to indemnify and hold harmless the Company and its owners, officers, directors, shareholders, employees, members, managers, lenders, and agents from and against any and all losses, damages, claims, liabilities, expenses, joint or several incurred or suffered by the Company as a result of Employee's breach of this Confidential Information, Proprietary Information, and Non-Disclosure provision.

g.

Return Of Confidential Information And Proprietary Information.  In further consideration of the disclosure to be made by the Company, Employee agrees to promptly redeliver to the Company upon request, and without relieving Employee of any obligation of confidentiality, all written material containing or reflecting any Confidential Information and Proprietary Information (including all copies, extracts or other reproductions) and further agrees that the Company shall have no liability to Employee resulting from the use of the Confidential Information and Proprietary Information. Upon request, Employee shall certify to Company that it has returned all of the Confidential Information and Proprietary Information.

h.

Remedies.  Employee agrees that he shall be liable for all damages caused to the Company for his disclosure any of the Confidential Information and Proprietary Information, either directly or indirectly, including, but not limited to, loss of revenue, loss of business, loss of customers, loss of customer goodwill, and loss of trade secrets. The Company may prosecute Employee for any violation of this provision, at Employee's expense, and the Company’s remedies shall include, but not be limited to, damages, punitive damages, and special damages.

Employee hereby further agrees that the Confidential Information and Proprietary Information referenced herein are of a unique character and that the breach of this Agreement would cause the Company irreparable harm which cannot be reasonably or adequately compensated for in damages in an action at law. Therefore, the Company shall also be entitled to injunctive relief for such breach with the requirement that a bond be posted in addition to any other rights or remedies Company may have at law or in equity.

7.

Noninterference.  While employed by the Company and for a period of three years after termination of the Agreement, Employee agrees not to interfere with the business of the Company or any of its affiliated entities by directly or indirectly soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company or any of its affiliated entities to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any other employer.

Employee further agrees that during the Term and for a period of three years after termination of his employment for any reason, not to, directly or indirectly, either on her own behalf or on behalf of any other person or entity, utilize any Confidential Information and Proprietary Information, as defined above, to (i) attempt to persuade or solicit any customer of the Company or any of its affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with the Company or any of its affiliates or to expand in business with a competitor of the Company or any of its affiliates, (ii) attempt to persuade or solicit any employee of independent contractor of the Company or any of its affiliates to terminate his/her employment or relationship with the Company or any of its affiliates.

8.

Binding Effect/Successors.

a.

As to Employee, this is a personal service contract and Employee may not assign this Agreement or any part hereof.

b.

The Agreement is fully assignable by the Company.

9.

Notices.  Any notice, consent or other communication under this Agreement shall be in writing and shall be delivered personally, telexed, sent by facsimile transmission or overnight courier (regularly providing proof of delivery) or sent by registered, certified, or express mail and shall be deemed given when so delivered personally, sent by facsimile transmission or overnight courier, or if mailed, two (2) days after the date of deposit in the United States mail. Notice to parties shall be delivered or mailed to the Employee's last known place of residence based on the records of the Company, or in the case of the Company to its principal place of business located at 456 Seaton Street, Los Angeles, CA 90013, or at such other place as the Company may specify by written notice.

10.

Prior Agreements; Modification.  This Agreement is an integrated agreement, and it constitutes the entire and final agreement between the parties regarding the subject matter hereof, and supersedes any and all prior or contemporaneous agreements or understandings whether written or oral. No provision of this Agreement may be modified or amended unless agreed to in writing by both parties.

11.

Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, even though the parties do not sign the same counterpart.

12.

Choice of Law. The laws of the State of California shall govern the validity. interpretation, construction and performance of this Agreement.

13.

Arbitration.  Employee and the Company agree that in the event a dispute arises concerning or relating to this Agreement, or the Employee's employment with the Company, or any termination thereof, all such disputes shall be submitted to binding arbitration before an arbitrator experienced in employment law. The arbitration will be conducted in accordance with the rules applicable to employment disputes of Judicial Arbitration and Mediation Services (“JAMS”). The Company will be responsible for paying any filing fees and costs of the arbitration proceeding itself (for example, arbitrator's fees, conference room, transcripts), but each party shall be responsible for its own attorneys' fees. The Company and Employee agree that this promise to arbitrate covers any disputes that the Company may have against Employee, or that Employee may have against the Company and all of its affiliated entities and their directors, officers, and employees, arising out of or relating to this Agreement, the employment relationship or termination of employment, including any claims concerning the validity, interpretation, effect or violation of this Agreement; violation of any federal, state, or local law; any tort; and any other aspect of Employee's compensation or employment. The Company and Employee further agree that arbitration as provided in Section 15 shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law, or an administrative claim with an administrative agency. The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding. The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted. The arbitration shall be conducted in Los Angeles, California, unless otherwise mutually agreed.

14.

Legal Advice.  Each party has had an opportunity to review this Agreement with attorneys and other professional advisors of its choice. Employee acknowledges that he has not received or relied upon any advice concerning this agreement from any attorneys or other advisors of the Company.

15.

Headings.  The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

16.

Survival.  Sections 6, through 7 and 12 through 14 inclusive, hereof will survive any termination of this Agreement.

17.

Severability.  If any provision of this Agreement shall be found invalid by any court of competent jurisdiction, such finding shall not affect the validity of any other provision hereof and the invalid provision shall be deemed to have been severed here from.

IN WITNESS WHEREOF, the parties have executed this Agreement as of date and year first above written.

COMPANY		EMPLOYEE

SOCIAL REALITY, INC.

By:	/s/ Christopher Miglino	/s/ Rahul Thumati
	Chief Executive Officer	Rahul Thumati
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